Exhibit 99.2

Note: Guidance for the September quarter 2012 in this investor update excludes special items and mark to market adjustments on out of period fuel hedges unless noted. For more information and reconciliations to projected GAAP results, see page 3 of this investor update.

Overall Commentary

•	Delta expects to generate a solidly profitable September quarter, with an operating margin of 10 to 11%.
•	On a GAAP basis (which includes approximately $450 million of mark to market gains on out of period fuel hedges, as well as other special items), Delta’s September 2012 quarter operating margin is projected to be 13 to 14%.
•	September quarter unit revenues are forecast to improve by 3% versus prior year, as revenues across all regions remain solid.
•	For the month of September, unit revenues were up 0.5% year-over-year against a very strong performance in September 2011. This result is lower than previous guidance due to slightly lower walk-up traffic as well as incremental capacity due to strong completion factors and charter flying.
•	Forward bookings remain solid for the fourth quarter; based on current demand trends, Delta expects a year over year improvement for October 2012 unit revenues in the low single digits.
•	Delta is projecting a September quarter economic fuel price of $3.15 per gallon.
•	Delta’s fuel price for the September quarter is below prior guidance due to market movements in fuel price and a transition in Delta’s fuel supply program.
•	Delta expects to end the September quarter with $5.1 billion in unrestricted liquidity, including $1.9 billion of undrawn revolving credit facilities.

Guidance

September Quarter 2012
Operating margin	10 - 11%
Cargo and other revenue	$1.2 billion
Fuel price per gallon, adjusted	$3.15
Profit sharing expense	$175 million
Non-operating expense	$260 million
Capital expenditures	$400 – 450 million

September Quarter 2012 vs. September Quarter 2011
Passenger unit revenue	Up 3%
Consolidated CASM, excluding fuel and profit sharing expense	Up 5%

System capacity	Down 1 – 2%
Domestic	Flat to down 1%
International	Down 3 – 4%

Ancillary Business Expense

•	Delta excludes expenses related to its ancillary businesses from its unit cost guidance. Ancillary businesses include third-party Maintenance Repair and Overhaul, Delta Global Services, MLT Vacations and Delta Private Jets. Delta expects to record approximately $215 million of ancillary business expense in the September quarter. The revenue associated with these ancillary businesses is included in Delta’s revenue guidance.

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Taxes

•	Income tax expense for the quarter is estimated at $5 million.

Share count

•	Delta expects approximately 850 million weighted average diluted shares and approximately 845 million weighted average basic shares outstanding.

Forward Looking Statements

Statements in this investor update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; our ability to retain management and key employees; competitive conditions in the airline industry; the effects of the rapid spread of contagious illnesses; and the effects of terrorist attacks.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of October 2, 2012, and which we have no current intention to update.

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Non-GAAP Reconciliations

Delta sometimes uses information that is derived from its Condensed Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. The non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Special Items. Delta excludes special items because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring operational performance. Special items include restructuring and other items and mark-to-market ("MTM") adjustments for fuel hedges recorded in periods other than the settlement period ("MTM Adjustments").

Cost per Available Seat Mile or Non-Fuel Unit Cost ("CASM"). In addition to the special items described above, we exclude the following items from consolidated CASM:

•	Aircraft fuel and related taxes. Management believes the volatility in fuel prices impacts the comparability of year-over-year financial performance.

•	Ancillary businesses. Ancillary businesses are not related to the generation of a seat mile. These businesses include aircraft maintenance and staffing services we provide to third parties and our vacation wholesale operations.

•	Profit sharing. Management believes the exclusion of this item provides a more meaningful comparison of our results to the airline industry and our prior year results.

(Projected)
Three Months Ended
September 30, 2012
Operating margin	13% to 14%
Items excluded:
MTM adjustments	(4)%
Restructuring and other items	1%
Operating margin excluding special items	10% to 11%

(Projected)
Three Months Ended
Consolidated	September 30, 2012
Average price per fuel gallon(1)	$2.71
MTM adjustments	0.44
Average price per fuel gallon, adjusted	$3.15

(1) Includes fuel expense incurred under contract carrier arrangements and the impact of fuel hedge activity.

(Projected)
% Change
Three Months Ended
September 30, 2012 vs. 2011
CASM	(5)%
Items excluded:
MTM adjustments	13%
Restructuring and other items	(2)%
Aircraft fuel and related taxes	(1)%
CASM-Ex	5%

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